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                                                                       Exhibit 8



                             Form of Tax Opinion of
                        Venable, Baetjer and Howard, LLP


                              _______________, 2000



The Bank of Fruitland
109 East Main Street
Fruitland, Maryland  21826


Mercantile Bankshares Corporation
2 Hopkins Plaza
Baltimore, Maryland 21201


Peninsula Bank
11738 Somerset Avenue
P.O. Box 219
Princess Anne, Maryland


                    Re:      Merger of The Bank of Fruitland into Peninsula Bank
                             ---------------------------------------------------


Dear Sirs:

                    We have acted as counsel to Mercantile Bankshares Corporation, a bank holding company organized under the laws of the State of Maryland ("Mercshares"), in connection with the proposed merger (the "Merger") of The Bank of Fruitland, a Maryland commercial bank ("Fruitland"), into Peninsula Bank, a Maryland commercial bank ("Peninsula"), a wholly-owned subsidiary of Mercshares. The Merger will be effected pursuant to an Agreement and Plan of Affiliation and Merger dated June 1, 2000, by and among Fruitland, Peninsula and Mercshares (the "Merger Agreement").
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The Bank of Fruitland
Mercantile Bankshares Corporation
Peninsula Bank
_____________, 2000
Page 2


Capitalized terms used herein without definition have the respective meaning assigned to such terms in the Merger Agreement.

                    In our capacity as counsel to Mercshares, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger. In rendering this opinion, we have examined (i) the Merger Agreement, (ii) the Registration Statement on Form S-4 (the "Registration Statement") and the Proxy Statement-Prospectus included therein that was filed with the U.S. Securities and Exchange Commission, (iii) the Officer's Certificate of Mercshares and the Officer's Certificate of Fruitland (collectively the "Officer's Certificates"), and (iv) such other documents, instruments and information as we have deemed appropriate ((i-iv) collectively constituting the "Documents").

                    In rendering this opinion, we have assumed, without independent verification:

                    (i)    the genuineness of all signatures,

                    (ii) the authenticity of any Document submitted to us as an original,

                    (iii) the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of all such Documents,

                    (iv) each natural person executing any such instrument, document, or agreement is legally competent to do so,

                    (v) the accuracy of the facts set forth in the Registration Statement and the representations contained in the Merger Agreement and the Officer's Certificates, and
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The Bank of Fruitland
Mercantile Bankshares Corporation
Peninsula Bank
_____________, 2000
Page 3

                    (vi) that the Merger will have become effective as a statutory merger under applicable state law.

                    We also have assumed that the Merger will be consummated in the manner described in the Merger Agreement, and that as of the time of the Merger, there will be no plan or intention (either present or pre-existing) on the part of the Fruitland stockholders to sell, exchange, transfer by gift or otherwise dispose of a number of shares of Mercshares stock received in the Merger that would reduce the Fruitland stockholders' ownership of Mercshares stock to a number of shares having a value, as of the time of the Merger, of less than fifty percent (50%) of the value of all the issued and outstanding shares of stock of Fruitland immediately prior to the merger. Finally, we have assumed that to the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg. (s).1.368-1(e) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, such expenses will be within the guidelines established in
Rev. Rul. 73-54, 1973-1 C.B. 187.
---------------

                    In rendering our opinions set forth below, we have referred solely to the existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder, current administrative rulings, procedures and published positions of the Internal Revenue Service (the "IRS") (collectively, the "Tax Laws"), all of which are subject to change, either prospectively or retroactively, at any time. No assurance can be provided as to the effect of any such change upon our conclusions reached herein. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

                    On the basis of and subject to the foregoing, we are of the opinion that:

                    1. The Merger will constitute a reorganization within the meaning of Section 368(a)(2)(D) of the Code, and Fruitland and Peninsula will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code.
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The Bank of Fruitland
Mercantile Bankshares Corporation
Peninsula Bank
_____________, 2000
Page 4



                    2. No gain or loss will be recognized by Peninsula, Mercshares or Fruitland as a result of the Merger.

                    3. No gain or loss will be recognized by the Fruitland stockholders who receive solely Mercshares Common Stock in exchange for their Fruitland stock.

                    4. The basis of the Mercshares Common Stock received by the Fruitland stockholders will be the basis of the Fruitland stock surrendered in exchange for such Common Stock decreased by the amount of any cash received by the Fruitland stockholder and increased by the amount of gain recognized by the Fruitland stockholder.

                    5. Provided the Fruitland capital stock is held as a capital asset at the time of the Merger, the holding period of the Mercshares Common Stock received by the Fruitland stockholders will include the holding period of the Fruitland stock surrendered in exchange for such Common Stock.

                    6. The payment of cash to a Fruitland stockholder in lieu of a fractional share interest in Mercshares Common Stock will be treated as received by such holder as a distribution in redemption of such fractional share interest. Gain or loss will be realized and calculated based on the difference between the amount of cash received by the Fruitland stockholder and the basis of such fractional shares. If the fractional share of Fruitland stock surrendered for the Mercshares Common Stock is held by such stockholder as a capital asset at the time of the Merger, any gain or loss resulting to such former holder from such redemption will be capital gain or loss.

                    7. In the case of any Fruitland stockholder who exercises his or her appraisal rights under the applicable provisions of the Maryland Financial Institutions Article and Maryland General Corporation Law and receives solely cash in exchange for his Fruitland stock, such cash will be treated as being received by such stockholder as a distribution in redemption of his Fruitland stock. Gain or loss will be realized and calculated based on the difference between the amount of cash received by any such Fruitland stockholder and his basis in his Fruitland stock exchanged therefor. If the
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The Bank of Fruitland
Mercantile Bankshares Corporation
Peninsula Bank
_____________, 2000
Page 5


shares of stock held by such stockholder are held as capital assets on the date of such exchange, any gain or loss resulting to such stockholder from such redemption will be capital gain or loss.

                  No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated substantially in accordance with the terms of such Agreement or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issued this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

                  The conclusions, predictions, statements and analysis presented herein and in the Proxy Statement-Prospectus are not binding upon the IRS, and this opinion should not be construed as a guarantee that the IRS might not differ with the conclusions, predictions, statements and analysis presented herein and in the Registration Statement, or raise other questions or issues upon audit, or that such action taken by the IRS will not be judicially sustained.

                  Our opinion regarding the tax consequences of the Merger are limited solely to those expressed in this opinion and are provided for the benefit of Mercshares and the Fruitland stockholders and may not be relied upon by others without our written consent.

                              Very truly yours,